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                                                                    EXHIBIT 23.2



                            INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Superior National Insurance Group, Inc.


We consent to incorporation by reference in the Registration Statement of Superior National Insurance Group, Inc. (No. 333-__________) on Form S-8 of our report dated February 18, 1997 relating to the consolidated balance sheets of Superior National Insurance Group, Inc. and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 and all related schedules, which report appears in the December 31, 1996 annual report on Form 10-K of Superior National Insurance Group, Inc.

                                            /s/ KPMG Peat Marwick LLP


Los Angeles, California
March 18, 1997